EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (no. 333-166431) and Form S-8 (Nos. 333-162639, 333-164766, 333-160264, 333-125250, 333-09821, and 333-167922) of Xerox Corporation of our report dated February 21, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 21, 2013 relating to the financial statement schedule, which appears in this Form10-K.

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
February 21, 2013